EXHIBIT 10.1

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile:+44(20)77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019

DATE:	February 12, 2018

TO:	Juniper Networks, Inc.

Attention:	Chief Financial Officer
Facsimile:	(408) 745-2100
Telephone:	(408) 745-2000
Email:	kmiller@juniper.net

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	(212) 412-4000

SUBJECT:	Share Repurchase Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Juniper Networks, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”). Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Forward Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule and with such other elections set forth in this Confirmation except for (i) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions and (ii) the election that the “Cross Default”

provisions of Section 5(a)(vi) shall apply to Dealer and Counterparty, with a “Threshold Amount” of 3% of Dealer’s shareholders’ equity for Dealer and with a “Threshold Amount” of $100,000,000 for Counterparty, (provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement and (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”)) on the Trade Date. In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. “Other ASR Transaction” shall mean the accelerated share repurchase transaction with the Transaction Reference Number provided to Dealer by Counterparty the Exchange Business Day after Trade Date of even date herewith between the Counterparty and Wells Fargo Bank, National Association.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	February 12, 2018

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock, par value USD 0.00001 per share, of Counterparty (Ticker symbol “JNPR”).

Prepayment:	Applicable.

Prepayment Amount:	As specified in Schedule A

Prepayment Date:	One Exchange Business Day following the Trade Date.

Initial Shares:	As specified in Schedule A.

Initial Share Delivery:
Dealer shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Initial Share Delivery Date:	One Exchange Business Days following the Trade Date.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	The primary U.S. exchange on which options or futures with respect to the Shares are traded.

Relevant Day
Each day that is (i) listed in Schedule A and every second Scheduled Trading Day after the last day so listed (such day determined as of the Trade Date), in each case that occurs prior to the completion of all payments and deliveries under the Transaction and (ii) an Exchange Business Day.

Relevant Contract Day:
Each day listed in Schedule A and every second Scheduled Trading Day after the last day so listed (such day determined as of the Trade Date), in each case that occurs prior to the completion of all payments and deliveries under the Transaction.

Calculation Agent:
Dealer; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such a prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; and provided further that no transferee of the Transaction in accordance with the terms of this Confirmation shall act as Calculation Agent with respect to such transferred Transaction without the prior consent of Counterparty, such consent not to be unreasonably withheld. Calculation Agent shall not be obligated to disclose any proprietary models or proprietary information used by it for such determination or calculation. Notwithstanding anything to the contrary in this Confirmation, the Calculation Agent shall not adjust the Relevant Contract Days.
Valuation:

Trading Period:
The period of consecutive Relevant Days from, and including, the first Relevant Day following the Trade Date to, and including, the Maximum Maturity Date, as specified in Schedule A; provided that, with respect to the entire Transaction, Dealer may designate any Relevant Day on or after the Minimum Maturity Date (as specified in Schedule A) and prior to the Maximum Maturity Date as the last Relevant Day of the Trading Period (an “Acceleration”). Dealer shall notify Counterparty of any designation made pursuant to this provision on or prior to the Relevant Day immediately following such designated day; provided, that if Dealer expects that the Number of Shares to be Delivered will be a negative number as a result of any Acceleration prior to the Maximum Maturity Date, then Dealer shall use its commercially reasonable efforts to provide Counterparty notice of any such Acceleration at least two (2) Relevant Days prior to any such proposed Acceleration.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material using a commercially reasonable manner” and by adding the words “or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Final Termination Date:	As specified in Schedule A.

Regulatory Disruption:
A “Regulatory Disruption” shall occur if Dealer determines, in a good faith commercially reasonable manner, that, based on advice of legal counsel, it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Dealer (provided that such requirements, policies and procedures relate to legal, self-regulatory or regulatory issues and are generally applicable in similar situations and applied in a consistent manner in similar ASR transactions) to refrain from all or any part of the market activity, in order to establish or maintain a commercially reasonable hedge position, in which it would otherwise engage in connection with the Transaction. Dealer shall notify Counterparty as soon as practicable (but in no event later than two Scheduled Trading Days) that a Regulatory Disruption has occurred or concluded and, in connection with giving notice that a Regulatory

Disruption has concluded, the Relevant Days affected by such Regulatory Disruption. For the avoidance of doubt, an e-mail notice to cportman@juniper.net shall be deemed notice for the purpose of this provision.

Disrupted Day:
The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Relevant Contract Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Dealer’s ability to engage in or unwind any hedging transactions related to the Transaction”.

Consequence of Disrupted Days:
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Relevant Contract Day during the Trading Period is a Disrupted Day, the Calculation Agent may in a good faith commercially reasonable manner postpone the Maximum Maturity Date and/or the Minimum Maturity Date; provided that in no event shall the Maximum Maturity Date be postponed to a date later than the Final Termination Date. If any Relevant Contract Day during the Trading Period is a Disrupted Day, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Forward Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the 10b-18 VWAPs for the relevant Exchange Business Days during the Trading Period shall be adjusted by the Calculation Agent in a commercially reasonable manner for purposes of determining the Forward Price, based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. The Calculation Agent may determine that any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. If a Disrupted Day occurs during the Trading Period or the Cash Settlement Pricing Period, as the case may be, and each of the nine immediately following Relevant Contract Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event to be an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

Valuation Date:	The last Relevant Day of the Trading Period.
Settlement Terms:

Settlement Method Election:
Not Applicable; provided that if the Number of Shares to be Delivered is a negative number, Counterparty may elect Cash Settlement in lieu of Physical Settlement by written notice to Dealer delivered no later than 9:00 a.m. (New York City time) on the first Relevant Day immediately following the earlier of (i) notice of the designation of the final day of the Trading Period as a result of an Acceleration or (ii) the Maximum Maturity Date; provided that Counterparty on the date of such election shall be deemed to have represented as of such date that none of the Counterparty and its executive officers and directors is aware of any material nonpublic information regarding the Counterparty or Shares as of such date.

Physical Settlement:
Applicable if the Number of Shares to be Delivered is (1) a positive number, in which case Dealer shall deliver to Counterparty on the Settlement Date the Number of Shares to be Delivered, or (2) a negative number and Counterparty does not make the election pursuant to the proviso under “Settlement Method Election” above, in which case Counterparty shall deliver to Dealer a number of Shares specified under “Physical Settlement by Counterparty” below, subject to paragraph 5(g) below. Section 9.11 of the Equity Definitions is hereby modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares or the fact that any certificates representing such Shares contain a restrictive legend evidencing any such restrictions, obligations, limitations or requirements.

Forward Price:	The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for each Relevant Day in the Trading Period (subject to “Consequence of Disrupted Days” above) minus (ii) the Discount.

Discount:	As specified in Schedule A.

10b-18 VWAP:
(A) For any Scheduled Trading Day that is not a Disrupted Day, the Rule 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, any successor Exchange), excluding (i)trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day (including, for the avoidance of doubt, the first reported trade on the Exchange following the scheduled open of trading on the Exchange), (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith and a commercially reasonable manner by the Calculation Agent, or (B) for any Relevant Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as the 10b-18 VWAP pursuant to “Consequence of Disrupted Days” above. Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “JNPR” <Equity> AQR SEC” (or any successor thereto) for any Relevant Day to determine the 10b-18 VWAP.

Number of Shares to be Delivered:	A number of Shares equal to the difference between (i) the Share Amount minus (ii) the Initial Shares; provided that a number of Shares less than a whole number shall be rounded upward.

Share Amount:	The quotient of the Prepayment Amount divided by the Forward Price.

Settlement Date:
Unless otherwise provided in Physical Settlement by Counterparty or Cash Settlement by Counterparty, the second Exchange Business Day immediately following the last Relevant Day of the Trading Period; provided that if the Number of Shares to be Delivered is a negative number, the Dealer and Counterparty shall use commercially reasonable efforts to effect such Settlement Date based on a commercially reasonable period to unwind the hedge immediately following the Valuation Date.

Physical Settlement by Counterparty:
If Physical Settlement by Counterparty applies, Counterparty shall elect, subject to paragraph 5(f), that the shares delivered (“Physical Settlement Shares”) (and any Make-Whole Shares, as such term is defined below) shall be (i) sold in transactions registered under the Securities Act of 1933, as amended (the “Securities Act”) (“Free Shares”) with such election being conditional upon the agreement between Dealer and Counterparty of reasonable and customary underwriting terms for companies of a similar size or in a similar industry, including but not limited to customary indemnification and contribution and due diligence in a manner customarily performed for companies of a similar size or in a similar industry (subject to customary confidentiality agreements for transactions of this type) (the “Underwriting Agreement”), or (ii) sold in transactions exempt from registration under the Securities Act (“Restricted Shares”). No fractional Shares shall be delivered in connection with Physical Settlement by Counterparty, and the value of any fractional Share otherwise deliverable shall be rounded up to the nearest whole Share. All Physical Settlement Shares delivered shall be freely transferable and free and clear of any lien, charge or other encumbrance, other than in the case of Restricted Shares restrictions on transfers relating to the exemption from registration under the Securities Act.

(a)If Counterparty elects to deliver Free Shares, Counterparty shall deliver a number of Free Shares equal to the absolute value of the Number of Shares to be Delivered on the Settlement Date.

(b)If Counterparty elects to deliver Restricted Shares, Counterparty shall deliver to Dealer an initial number of Restricted Shares on the Cash Settlement Date (as defined below) as determined by the following formula:

s
p
Where,
s = the absolute value of the Cash Settlement Amount (as defined below); and
p = the price per Share determined by Dealer in a commercially reasonable manner.
In the case of this clause (b), on the Cash Settlement Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Cash Settlement Amount. Following the sale of the Restricted Shares by Dealer, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds (net of any commercially reasonable brokerage and customary private placement fees) received by Dealer upon the sale of the Restricted Shares. If following the sale of some but not all of the Restricted Shares, the Settlement Balance has been reduced to zero, no additional Restricted Shares shall be sold by Dealer and Dealer shall redeliver to Counterparty any remaining Restricted Shares. If following the sale of the Restricted Shares, the Settlement Balance has not been reduced to zero, then Counterparty shall, at its election, (i) promptly deliver to Dealer an additional number of Shares (the “Make-Whole Shares”) equal to (x) the Settlement Balance as of such date divided by (y) the price per Restricted Share determined by Dealer in a commercially reasonable manner (the “Make- Whole Price”), subject to paragraph 5(o), or (ii) promptly deliver to Dealer cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively (provided that references to “Restricted Shares” herein shall be deemed to refer to the previous Make-Whole Shares) until the Settlement Balance is reduced to zero.

Cash Settlement by Counterparty:
Applicable if the Number of Shares to be Delivered is a negative number and Counterparty makes the election above pursuant to the proviso under “Settlement Method Election”, in which case Counterparty shall pay Dealer the absolute value of the Cash Settlement Amount on the Cash Settlement Date.

Cash Settlement Amount:	The product of (i) the Number of Shares to be Delivered multiplied by (ii) Cash Settlement Price.

Cash Settlement Price:
The volume weighted average price at which Dealer or an Affiliate of Dealer executes purchases of a number of Shares equal to the absolute value of the Number of Shares to be Delivered during the Cash Settlement Pricing Period.

Cash Settlement Pricing Period:
A number of Relevant Days following the Trading Period during which Dealer purchases a number of Shares, over a commercially reasonable period in order to unwind a commercially reasonable hedge position, equal to the absolute value of the Number of Shares to be Delivered.

Cash Settlement Date:	The second Exchange Business Day immediately following the Cash Settlement Pricing Period.

Settlement Currency:	USD
Adjustments:

Method of Adjustment:
Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “economic” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided further that adjustments for any Potential Adjustment Event (other than pursuant to any Potential Adjustment Event defined in Sections 11.2(e)(i), 11.2(e)(ii)(A) and 11.2(e)(iii) of the Equity Definitions) may be made to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or the Transaction; provided further that the parties agree that open market Share repurchases by Counterparty, if any, at the prevailing market price shall not be considered a Potential Adjustment Event, provided further that the repurchase of Shares pursuant to the Other ASR Transaction shall not be considered a Potential Adjustment Event. Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, a Dividend (as well as any regular quarterly dividend in an amount equal to or less than the Regular Dividend as specified in Schedule A (as defined below) shall not constitute a Potential Adjustment Event.

For the avoidance of doubt, whenever the Calculation Agent, Determining Party, Seller or Dealer is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Determining Party, Seller or Dealer shall make such adjustment in a commercially reasonable manner by reference to the effect of such assuming that Dealer maintains a commercially reasonable Hedge Position.
Extraordinary Events:

New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Cancellation and Payment (Calculation Agent Determination):
Sections 12.2(e) and 12.3(d) and the first paragraph of Section 12.7(b) of the Equity Definitions shall be amended by inserting the words “or Share Forward Transaction” after the words “Option Transaction” in each place where such words appear therein. Section 12.7(c) shall be deleted from the Equity Definitions, and each reference in the Equity Definitions to “Section 12.7(c)” shall be replaced with a reference to “Section 12.7(b)”.

Consequences of Merger Events:

Merger Event:
Applicable; provided Section 12.1(b) of the Equity Definitions is hereby amended by (i) adding the words “or Issuer” after the words “relevant Shares”; and (ii) deleting the word “or” after the parenthetical in line 10 thereof; provided further that solely for the purposes of any event that would give rise to any adjustment to the Discount by the Calculation Agent under this Transaction, the definition of Merger Event is hereby amended by (1) deleting the remainder of Section 12.1(b) following the definition of “Reverse Merger” in subsection (iv) thereof; and (2) adding the words “(v) the sale or transfer of all or substantially all of the assets of the Issuer, (vi) any acquisition by Issuer or any of its subsidiaries where the estimated value of the aggregate consideration transferable by Issuer or its subsidiaries exceeds 50% of the market capitalization of the Issuer, in each case, as determined by the Calculation Agent, in its commercially reasonable discretion, as of the date such acquisition is first announced or (vii) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests or other ownership interest in the Issuer’s subsidiaries) or other similar event by Issuer or any of its subsidiaries where the estimated value of the aggregate consideration transferable to or receivable by Issuer or its subsidiaries exceeds 25% of the market capitalization of the Issuer, in each case, as determined by the Calculation Agent, in its commercially reasonable discretion, as of the date such transaction is first announced” after subsection (iv).

Share-for-Share:	Modified Calculation Agent Adjustment; provided that the Calculation Agent shall not adjust Relevant Contract Days.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect Component Adjustment.
Consequences of Tender Offers:

Tender Offer:
Applicable; provided that the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “(a) greater than 10% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by the Issuer or any subsidiary thereof or (b) greater than 15% and less than 100% of the outstanding Shares of the Issuer in the event that such Tender Offer is being made by any entity or person other than the Issuer or any subsidiary thereof”.

Share-for-Share:	Modified Calculation Agent Adjustment; provided that the Calculation Agent shall not adjust Relevant Contract Days.

Share-for-Other:	Modified Calculation Agent Adjustment; provided that the Calculation Agent shall not adjust Relevant Contract Days.

Share-for-Combined:	Modified Calculation Agent Adjustment; provided that the Calculation Agent shall not adjust Relevant Contract Days.

Modified Calculation Agent Adjustment:
For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the first Exchange Business Day immediately following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3)” and (ii) deleting the phrase “expected dividends,” from such parenthetical provision.

Announcement Date:
The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”; (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”; and (iii) inserting the words “by any entity that is likely to be a party to the transaction” after the word “announcement” in the second and the fourth lines thereof; (iv) replacing the words “a firm” with the word “any” in the second and fourth lines thereof; (v) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereto; and (vi) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto.

Announcement Event:
If an Announcement Event has occurred, the Calculation Agent shall have the right to determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) at a time that it deems appropriate, from the Announcement Date to the date of such determination (the “Determination Date”), and (ii) on the Valuation Date or on a date on which a payment amount is determined pursuant to Section 6 of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the Valuation Date or the date on which a payment amount is determined pursuant to Section 6 of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions. If any such economic effect is material, the Calculation Agent may either (i) adjust the terms of the Transaction to reflect such economic effect or (ii) terminate the Transaction, in which case the Determining Party will determine the Cancellation Amount payable by one party to the other; provided that the reference in Section 12.8(a) of the Equity Definitions to “Extraordinary Event” shall be replaced for this purpose with a reference to “Announcement Event.” “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer or of a potential Merger Event or potential Tender Offer, or any publicly announced change or amendment to any such announced transaction or event (including any announcement relating to the abandonment thereof); provided that if the Calculation Agent shall make any adjustment to the terms of the Share Forward Transaction upon the occurrence of a particular Announcement Event, then the Calculation Agent shall make an adjustment to the terms of the Share Forward Transaction upon any announcement regarding the same event that gave rise to the original Announcement Event, including, without limitation, regarding the abandonment of any such event.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and

12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its commercially reasonable discretion, determine such composition.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Not Applicable.

Insolvency Filing:
Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof.”

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:
Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost equal to or less than the Maximum Stock Loan Rate”.

For purposes of Section 12.9 of the Equity Definitions, all references to “Hedging Shares” shall be deemed to be references to Dealer’s short position in respect of the Transaction.

Borrow Cost:
The cost to borrow the relevant Shares, as determined by the Calculation Agent in a commercially reasonable manner on the relevant date of determination. Such costs shall include (a) the spread below FED-FUNDS earned on collateral posted in connection with such borrowed Shares, net of any costs or fees, and (b) any stock loan borrow fee payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	200 basis points.

Increased Cost of Stock Borrow:	Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety, (iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, and (iv) replacing the word “rate” in clauses (X) and (Y) of the final sentence therein with the words “Borrow Cost”.

Initial Stock Loan Rate:	25 basis points.

FED FUNDS:
For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of the Transaction for all applicable Additional Disruption Events.

Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line.

Determining Party:	Dealer for all applicable Extraordinary Events and any Announcement Event.
Acknowledgments:

Non-Reliance:	Applicable.
Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3.	Mutual Representations, Warranties and Agreements.

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)
Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA;

(b)
Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(c)
ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3- 101, 29 CFR Section 2510-3-101.

4.	Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	Reserved.

(b)
Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(c)
(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction), (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction and (D) has total assets of at least USD 50,000,000 as of the date hereof;

(d)
Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; and (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing;

(e)
Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(f)
Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(g)
Counterparty is not as of the Trade Date, and shall not be after giving effect to the Transaction, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the number of Shares underlying with the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(h)
the Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors, a copy of such approval to be provided to Dealer upon request, (including engaging in related derivative transactions) and any such repurchase has been, or shall if so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(i)
Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(j)
(A) each of Counterparty’s filings under the Securities Act and the Exchange Act that are required to be filed have been filed and (B) as of the respective dates thereof and as of the Trade Date, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(k)	Counterparty is not, and after giving effect to the Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(l)
Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(m)
without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards, including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(n)
Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) manipulating the price of, or facilitating a distribution of, the Shares (or any security convertible into or exchangeable for the Shares);

(o)
Counterparty has not entered into any obligation that would contractually limit it from effecting settlement under the Transaction and it agrees not to enter into any such obligation during the term of the Transaction;

(p)
no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares other than any such law, rule, regulation or order that applies (A) to the beneficial ownership of Shares under the Exchange Act or (B) solely as a result of the business, identity, place of business or jurisdiction of organization of Dealer or any such affiliate; and

(q)
the Available Share Number is equal to or greater than the Maximum Share Number (each, as defined below), and any Shares delivered by Counterparty hereunder shall, when delivered in accordance with the terms hereof, be validly issued, fully paid and non-assessable.

5.	Other Provisions:

(a)
Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

(b)	Rule 10b-18.

(i)
Except as disclosed to Dealer in writing prior to the Trade Date, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in clause (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser”, each as defined in Rule 10b-18).

(ii)
Counterparty agrees that it (A) will not, on any day during the Trading Period, any Cash Settlement Pricing Period (regardless of whether Cash Settlement by Counterparty applies) or any period (a “Share Termination Period”) beginning on the date of any cancellation or termination of the Transaction and ending on the date on which the Payment Obligation is satisfied or Termination Delivery Units are delivered pursuant to paragraph 5(m), as the case may be, make, or permit to be made (to the extent within Counterparty’s control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b- 18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct in all material respects. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b- 18(a)(13)(iv) under the Exchange Act. Counterparty acknowledges that a Public Announcement could result in the occurrence of a Regulatory Disruption and shall comply with paragraphs 5(c) and 5(c) below, and the parties agree that any such occurrence shall be treated as a Potential Adjustment Event hereunder.

(c)
Rule 10b5-1. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall take no action that results in the Transaction not so complying with such requirements. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other ASR Transactions shall not fall within the ambit of the previous sentence. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer (or its affiliate) effects any purchases in connection with the Transaction, (B) during the Trading Period, any Cash Settlement Pricing Period (regardless of whether Cash Settlement by Counterparty applies) and any Share Termination Period neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Dealer or its affiliates who is directly involved with the hedging of and trading with respect to the Transaction, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 under the Exchange Act (“Rule 10b-5”) and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material non- public information regarding Counterparty or the Shares.

(d)
Company Purchases. Without the prior written consent of Dealer and except for purchases that are not solicited by or on behalf of Counterparty, its affiliates or affiliated purchasers (each as defined in Rule 10b-18 of the Exchange Act) or purchases executed by Dealer or an Affiliate of Dealer, Counterparty shall not purchase, and shall cause its affiliates or affiliated purchasers not to directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or enter into any derivative transaction that would reasonably be expected to result in any purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares on any Relevant Contract Day during the Trading Period, any Cash Settlement Pricing Period (regardless of whether Cash Settlement by Counterparty applies) or any Share Termination Period; provided that this Section 5(d) shall not (i) limit the Counterparty’s ability, pursuant to its employee incentive plan or dividend reinvestment program, to re-acquire Shares in connection with the related equity transactions, (ii) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Counterparty’s ability to grant stock and options to “affiliated partners” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with the Counterparty’s compensation policies for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase Counterparty will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 Purchase”;

provided further that Counterparty may repurchase a number of shares in the open market on such Relevant Contract Day up to 5% of the ADTV (as defined under Rule 10b-18) available on such Relevant Contract Day through Dealer pursuant to customary open market repurchase documentation agreed to between the Counterparty and Dealer in compliance with the provisions of Rule 10b-18.

(e)
Regulation M. Counterparty is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”), of any securities of Counterparty, other than issuance of securities or activities exempted from Regulation M by reasons of Rule 101(b) and (c) and 102(b), (c) and (d) of Regulation M. Counterparty shall not, until the last date on which Shares or Termination Delivery Units are deliverable, or any cash is payable, by either party in respect of the Transaction, engage in any such distribution without prior notice to Dealer (a “Distribution Notice”); provided that Counterparty may only deliver up to three (3) Distribution Notices during the Trading Period. Counterparty acknowledges that delivery of a Distribution Notice could result in the occurrence of a Regulatory Disruption and shall comply with paragraph 5(c) above; provided that delivery of a Distribution Notice in accordance with this Section 5(e) (and the underlying distribution giving rise to such Distribution Notice) shall not be treated as a Potential Adjustment Event hereunder unless such Disruption Notice or Distribution Notices lead to more than eight Disrupted Days in the Trading Period.

(f)	Additional Termination Events; Adjustment for Early Dividends.

(i)
Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period or, in any Cash Settlement Pricing Period (regardless of whether Cash Settlement by Counterparty applies) or any Share Termination Period:

1.
Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend date on or prior to the Valuation Date of (i) an extraordinary cash dividend (other than any regular quarterly dividend in an amount equal to or less than the Regular Dividend as specified in Schedule A), (ii) a regular quarterly dividend in an amount greater than the Regular Dividend as specified in Schedule A, (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for no payment or for payment (cash or other consideration) at less than the prevailing market price as determined by Dealer (other than any dividend of any rights to holders of Shares pursuant to an adoption by Counterparty of a stockholder rights plan during the term of the Transaction; provided that any triggering or other event that results in such rights becoming separated or distributed shall constitute a Dividend hereunder) (any such distribution, issue or dividend, a “Dividend”). For avoidance of doubt, such Dividend will not be included in the Payment Obligation (as defined below); or

2.
The price per Share, as determined by the Calculation Agent, on any Exchange Business Day falls below $12.49. In the case of this clause (ii), if Dealer so notifies Counterparty (notwithstanding Section 6(b) of the Agreement), such Exchange Business Day shall constitute the relevant Early Termination Date.

(ii)
If on any day, occurring after the Trade Date and on or prior to the last Relevant Day in the Trading Period, Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend date on or prior to the Valuation Date that is earlier than the expected ex-dividend date specified in Schedule A, the Calculation Agent shall in a good faith commercially reasonable manner make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

(g)
Share Delivery Conditions. If Physical Settlement by Counterparty applies, Counterparty may deliver Free Shares in respect of its settlement obligations only if the following conditions have been satisfied (the “Registration Provisions”): (i) a registration statement (“Registration Statement”) (which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act) covering public resale by Dealer (or an affiliate thereof) of any Shares delivered by Counterparty to Dealer under such Physical Settlement by Counterparty (“Settlement Shares”) shall have been filed with, and declared effective by, the Securities and Exchange Commission no later than the Settlement Date and such Registration Statement continues to be in effect at all times to and including the date that Dealer or its affiliate(s) has fully and finally sold any Settlement Shares hereunder (“Distribution”) (provided that Dealer shall use its commercially reasonable efforts to complete such Distribution as soon as reasonably practicable), (ii) the contents of such Registration Statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer, (iii) Dealer shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for transactions involving companies of a similar size or in a similar industry pursuant to which Dealer (or an affiliate thereof) acts as an underwriter of equity securities and the results of such investigation are reasonably satisfactory to Dealer, in its commercially reasonable discretion (provided that Dealer shall enter into customary non-disclosure agreements in connection with such due diligence), and (iv) as of the Settlement Date, an agreement between Dealer and Counterparty of commercially reasonable and customary underwriting terms for companies of a similar size or in a similar industry, including but not limited to commercially reasonable underwriting fees and commissions, indemnification and contribution and reasonable due diligence (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Settlement Shares by Dealer (or an affiliate thereof).

Counterparty agrees that any Registration Statement it files for purposes of Physical Settlement by Counterparty pursuant to the provisions above, at the time the same becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein not misleading. Counterparty represents that any prospectus delivered to Dealer in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

If Physical Settlement by Counterparty applies, Counterparty may deliver Restricted Shares in respect of its settlement obligations only if the following conditions have been satisfied:

(i)all Restricted Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(ii)as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them (provided that Dealer shall enter into customary non-disclosure agreements)); and

(iii)as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size for companies of a similar size or in a similar industry, in form and substance reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements for companies of a similar size or in a similar industry, and shall provide for the payment by Counterparty of all commercially reasonable and documented fees and expenses of Dealer (or an affiliate thereof) in connection with such resale, including commercially and documented reasonable customary private placement fees and all commercially reasonable and documented fees and expenses of counsel for Dealer (or an affiliate thereof), and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(h)
Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign (“Transfer”) all of its rights and obligations under the Transaction and the Agreement without the consent of Counterparty to (1) any affiliate of Dealer that has a credit rating that is not lower than the credit rating of Dealer immediately prior to the time of such proposed transfer or (2) an affiliate of Dealer whose obligations are guaranteed by Dealer.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates (a “Designated Affiliate”) to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’ obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent that such Designated Affiliate performs in full all of the obligations of Dealer designated by Dealer to such Designated Affiliate under this Transaction.

(i)
Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Notwithstanding anything to the contrary herein, Dealer agrees it is directly liable to Counterparty for the negligence, gross negligence or willful misconduct of Agent in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(j)
Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(k)
No Netting or Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(l)
Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date (“Staggered Settlement”) as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates shall be taken into account for purposes of determining the Number of Shares to be Delivered at the Nominal Settlement Date; provided that in no event shall any Staggered Settlement Date be postponed to a date later than the Final Termination Date; provided further that in no event shall any Staggered Settlement reduce the total Number of Shares to be Delivered that Dealer is obligated to deliver to Counterparty under this Transaction.

(m)
Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty or if Counterparty owes Dealer any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or “Announcement Event” above or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty or Dealer, as the case may be, shall satisfy such Payment Obligation by delivery of Termination Delivery Units (as defined below) unless Counterparty gives irrevocable telephonic notice to Dealer of its election to the contrary, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares and Dealer consents in writing to such election. Within a commercially reasonable period of time following the date on which the Payment Obligation would otherwise become due, Dealer shall deliver to Counterparty or Counterparty shall deliver to Dealer, as the case may be, a number of Termination Delivery Units having a fair market value (net of any commercially reasonable brokerage and underwriting commissions and fees, or any commercially reasonable customary private placement fees, in the case of a delivery of Termination Delivery Units by Counterparty) equal to the amount of such Payment Obligation, as determined by the Calculation Agent in its good faith and commercially reasonable discretion. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” Any purchases made by the Dealer to fulfill their delivery obligation of Shares or Termination Delivery Units pursuant to this paragraph 5(m) shall be made on Relevant Days. “Termination Delivery Units” means in the case of a Termination Event, Event of Default, Tender Offer, Announcement Event, Insolvency Filing, Reverse Merger or Delisting, one Share or, in the case of Nationalization, Insolvency or Merger Event (other than a Reverse Merger), a unit consisting of the number or amount of each type of property received by all or substantially all hypothetical holders of Shares (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event; provided that if such Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(n)
No Material Non-Public Information. On the Trade Date, Counterparty represents and warrants to Dealer that it is not aware of any material non-public information (as such term is used for the purposes of securities laws and regulations prohibiting trading on the basis of such information, including Section 10(b) of the Exchange Act and the Rules promulgated thereunder) concerning itself or the Shares.

(o)
Maximum Number of Shares. Notwithstanding anything to the contrary herein, the number of Shares issuable by Counterparty at settlement or pursuant to paragraph 5(m) shall not exceed 30,000,000 Shares (the “Maximum Share Number”), as adjusted by Calculation Agent to account for any subdivision, stock-split, stock combination, reclassification or similar dilutive or anti- dilutive event with respect to the Shares resulting from corporate action of the Issuer. Notwithstanding anything to the contrary herein or in the Equity Definitions, the Maximum Share Number will not be adjusted on account of any event that (x) constitutes a Potential Adjustment Event solely on account of Section 11.2(e)(vii) of the Equity Definitions and (y) is not within Counterparty’s control; provided that if the Maximum Share Number would exceed the number of Shares that have been authorized but unissued Shares that are not reserved for other purposes (the “Available Share Number”), Counterparty will use its commercially reasonable efforts to increase the Available Share Number to enable it to satisfy all obligations hereunder.

(p)
Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(q)
Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction except in any U.S. bankruptcy proceedings of Counterparty; provided further that nothing in this paragraph shall limit or shall be deemed to limit Dealer’ rights in respect of any transactions other than the Transaction.

(r)
No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(s)
Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(t)
Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation, any Transaction hereunder or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Insolvency Filing, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, or Illegality (as defined in the Agreement)).

(u)	Termination Currency. The Termination Currency shall be USD.

(v)
Right to Extend. Dealer may postpone any potential Valuation Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Shares, if Dealer determines, in its commercially reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or commercially reasonable hedge unwind activity hereunder in light of existing liquidity conditions (including but not limited to the liquidity in the stock borrow market) or to enable Dealer to effect purchases or sale of Shares in connection with its commercially reasonable hedging, commercially reasonable hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self- regulatory requirements, or with related policies and procedures applicable to Dealer; provided that in no event shall a Valuation Date be postponed to a date later than the Final Termination Date.

(w)	Acknowledgement. Counterparty acknowledges that:

(i)
during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)
Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)	Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the 10b-18 VWAP; and

(iv)
any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the 10b-18 VWAP, each in a manner that may be adverse to Counterparty.

(x)
Governing Law. This Confirmation and the Agreement, and any claims, causes of action or disputes arising hereunder or thereunder or relating hereto or thereto, shall be governed by the laws of the State of New York (without reference to choice of law doctrine that would lead to the application of the laws of any jurisdiction other than New York).

(y)
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(z)
Dealer Agreement Regarding Hedging Activities. From and including the first day of the Trading Period to and including the earlier of (i) the Other ASR Completion Date (as defined below) and (ii) the last Relevant Day in the Trading Period or, if the Number of Shares to be Delivered is negative, the last day of the Cash Settlement Pricing Period, Dealer may make purchases or sales of Shares on any Scheduled Trading Day that is not a Relevant Contract Day provided that such purchases or sales are in connection with dynamic hedge adjustments of Dealer’s exposure to the Transaction as a result of any equity optionality. For the avoidance of doubt, this Section 5(z) is not intended to restrict Dealer’s Hedging Activity in or referencing the Shares on any Relevant Contract Day. “Other ASR Completion Date” means, in respect of the Other ASR Transaction, the termination date, however defined, or, if the number of shares to be delivered (however defined) is negative, the last day of the cash settlement pricing period (however defined).

(aa)
2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. For the purposes of this section:

1.	Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

2.
Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

3.	The Local Business Days for such purposes in relation to Dealer and Counterparty is New York, New York, USA.

4.	The following are the applicable email addresses.

Portfolio Data:	Dealer: MarginServicesPortRec@barclays.com
Counterparty: cportman@juniper.net

Notice of discrepancy:	Dealer: PortRecDiscrepancy@barclays.com
Counterparty: cportman@juniper.net

Dispute Notice:	Dealer: EMIRdisputenotices@barclays.com
Counterparty: cportman@juniper.net

(bb)
NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. Counterparty confirms that it enters into this Confirmation as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(cc)	Part 2(b) of the ISDA Schedule - Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of Delaware.

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

(A)Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B)It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(dd)	Part 3(a) of the ISDA Schedule - Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed W-9.
(i) Upon execution and delivery of this Agreement; (ii) promptly upon commercially reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto.)	(i) Upon execution and delivery of this Agreement; and (ii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

6.	Account Details:

(a)	Account for payments to Counterparty:
To be provided by Counterparty upon request
Account for delivery of Shares to Counterparty:
To be provided by Counterparty upon request.

(b)	Account for payments to Dealer:

Bank: Barclays Bank plc NY
ABA# 026 00 2574
BIC: BARCUS33
Acct: 50038524
Beneficiary: BARCGB33
Ref: Barclays Bank plc London Equity Derivatives

7.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party.

8.	Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Juniper Networks, Inc.
Attention: Chief Financial Officer
Telephone No.: (408) 745-2000
Facsimile No.: (408) 745-2100

(b)	Address for notices or communications to Dealer:

Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Ave.
New York, NY 10019
Attn:    David Levin
Telephone:    (+1) 212-526-8098
Facsimile:     (+1) 718-422-0232

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at (718)422-0232. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ David Levin
Name: David Levin
Title: Managing Director

Accepted and confirmed as of the Trade Date:

JUNIPER NETWORKS, INC.

By:	/s/ Kenneth B. Miller
Name: Kenneth B. Miller
Title: Executive Vice President and Chief Financial Officer

SCHEDULE A

For the purposes of the Transaction, the following terms shall have the following values/meanings:

1. Prepayment Amount:	USD 375,000,000

2. Maximum Maturity Date:	August 3, 2018

3. Minimum Maturity Date:	May 10, 2018

4. Final Termination Date:	August 31, 2018

5. Discount:	USD 0.6708

6. Initial Shares:	11,627,906

7. Regular Dividend:	USD 0.18 per Share per quarter, with ex-dividend dates occurring on February 28, 2018 and May 31, 2018.

8. Relevant Days:

Relevant Day
1	02/13/18
2	02/15/18
3	02/20/18
4	02/22/18
5	02/26/18
6	02/28/18
7	03/02/18
8	03/06/18
9	03/08/18
10	03/12/18
11	03/14/18
12	03/16/18
13	03/20/18
14	03/22/18
15	03/26/18
16	03/28/18
17	04/02/18
18	04/04/18
19	04/06/18
20	04/10/18
21	04/12/18
22	04/16/18
23	04/18/18
24	04/20/18
25	04/24/18
26	04/26/18
27	04/30/18
28	05/02/18
29	05/04/18

30	05/08/18
31	05/10/18
32	05/14/18
33	05/16/18
34	05/18/18
35	05/22/18
36	05/24/18
37	05/29/18
38	05/31/18
39	06/04/18
40	06/06/18
41	06/08/18
42	06/12/18
43	06/14/18
44	06/18/18
45	06/20/18
46	06/22/18
47	06/26/18
48	06/28/18
49	07/02/18
50	07/06/18
51	07/10/18
52	07/12/18
53	07/16/18
54	07/18/18
55	07/20/18
56	07/24/18
57	07/26/18
58	07/30/18
59	08/01/18
60	08/03/18